Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS AND PROVIDES 2026 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 24, 2026 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2025 and provided an update on its 2026 operating plan and focus areas. A slide presentation summarizing the highlights of this release is included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO and San Mateo’s Founder, noted, “2025 was another record year for Matador and San Mateo. Our team is excited to review our accomplishments as well as share the strategic priorities and expected catalysts for Matador and San Mateo in 2026, which include (i) improving capital efficiency, profitability and reduction in our reserve-based loan (RBL), (ii) midstream value realization, (iii) quality land acquisitions, reserves growth and decreased capital costs, (iv) recruiting, retaining and developing high-quality professionals and (v) maintaining a strong balance sheet.

Improving Capital Efficiency, Profitability and Decreased Finding Costs

“This year, our specific objectives are to continue to increase production, reduce capital spending and grow our midstream assets, while remaining opportunistic on acquisition opportunities that may arise. Altogether, Matador projects its drilling plans, capital efficiencies and other catalysts to drive a 2026 operating plan that grows oil production by approximately 3% to 123,000 barrels of oil per day, while reducing 2026 total capital expenditures by 11% to $1.50 billion. The ability to achieve this 3% oil production growth profile while reducing capital expenses illustrates Matador’s successful focus on operating efficiencies and inventory strength.

“In this regard, Matador anticipates its 2026 drilling and completion cost to be approximately $795 per lateral foot, a 6% reduction compared to 2025, which would enable us to continue to further increase capital efficiency and decrease capital spending as planned. The expected decrease in capital spending from 2025 to 2026 is primarily attributable to anticipated operating efficiency improvements, including a 13% reduction in timing to drill and complete a well. Meanwhile, Matador expects to deliver 3% oil production growth in 2026 compared to 2025 while still turning to sales a similar amount of net lateral footage. As evidence of these asset and operating strengths, we achieved record total proved oil and natural gas reserves of 667.0 million BOE at December 31, 2025 (an increase of 9% from 611.5 million BOE at December 31, 2024), with a standardized measure of $7.0 billion and a PV-10 of $8.2 billion. The increase to our reserves—approximately 98% of which was organic in 2025—represents a reserve replacement ratio of 173%. The reserves replacement ratio was especially notable since future finding and development costs for our proved undeveloped reserves in our audited reserve report decreased 6% from $10.98 per BOE in 2024 to $10.34 per BOE in 2025. The proved reserves estimates are prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates.

“As previously reported, Matador has secured 500 MMBtu per day of firm natural gas transportation on Energy Transfer’s new Hugh Brinson pipeline. This contractual deal with Energy Transfer is expected to be one of Matador’s most important transportation and marketing arrangements going forward. Energy Transfer expects this pipeline to begin flowing gas in the third quarter of 2026 and be fully in-service in the fourth quarter of 2026. The Hugh Brinson pipeline is expected to provide direct access for Matador from the Waha hub in the Permian Basin to the historically more profitable Henry Hub markets along the Louisiana Gulf Coast. The Hugh Brinson pipeline is also expected to help Matador access other key markets, including data centers supporting Artificial Intelligence (AI) and terminals for exports of Liquified Natural Gas (LNG). During 2025, average realized pricing at Henry Hub was as much as $3 higher than realized pricing at the Waha hub. Substantial market differentials such as these prices could provide significant additional revenue, as each $0.50 per MMBtu increase in realized natural gas price would increase Matador’s estimated annual revenue by approximately $90 million.

“Matador is also pleased to report record fourth quarter 2025 production of 211,290 barrels of oil and natural equivalent (BOE) per day (121,363 barrels of oil per day), which constitutes an increase of 1% from the third quarter 2025 production of 209,184 BOE per day (119,556 barrels of oil per day). These record results were achieved despite significant market price difficulties for natural gas at the Waha hub in the fourth quarter of 2025.

Midstream Value Realization

“Matador’s midstream assets include (i) San Mateo, which is owned 51% by Matador and 49% by Five Point, and (ii) wholly-owned assets, which were largely acquired as part of the Advance acquisition in 2023 and the Ameredev acquisition in 2024. On a combined basis, San Mateo and Matador’s wholly-owned midstream assets had net income of $239 million and Adjusted EBITDA of $332 million for the full-year 2025. Through the continued operational improvements and the growth of both Matador and third-party volumes, we expect the combined Adjusted EBITDA of our midstream assets to grow 8% to $360 million in 2026. This profitability of the San Mateo assets in 2025 resulted in cash distributions to Matador of $137 million for its 51% interest in San Mateo and $13 million in performance incentives from Five Point.

“In addition to growing our midstream business, we continue to explore other strategic transactions for San Mateo. Five Point has advised us that it is in the process of moving its 49% ownership in San Mateo into a continuation vehicle, which would allow us to continue building midstream value together. We are pleased that Five Point would like to continue our long-standing partnership, and we look forward to working with Five Point on various potential strategic transactions, including the combination of Matador’s wholly-owned midstream assets with San Mateo.

Quality Land Acquisitions

“In 2025, Matador’s land team added 17,500 net acres through our ‘brick-by-brick’ strategy, increasing our Delaware Basin acreage position to approximately 212,500 net acres. These efforts largely replaced the inventory that Matador drilled during 2025. As we begin 2026, Matador remains focused on strategically adding acreage in order to maintain 10 to 15 years of high-quality inventory in the Delaware Basin. Additionally, we believe our current Delaware Basin position offers further geologic upside. For example, we have identified prospective acreage targeting the Woodford shale, and plan to test the formation in the first half of 2026.

Maintaining a Strong Balance Sheet

“Finally, at year-end 2025, Matador was able to maintain a strong financial position and achieve the production highlights noted above while still paying down approximately $200 million on our RBL credit facility and increasing our dividend for the seventh time in the past four years. Matador ended 2025 with a leverage ratio of 1.1 times and liquidity under the RBL of $1.8 billion. To further protect its balance sheet from oil-price volatility, the Company hedged approximately 50% of its projected 2026 oil production using costless collars at a weighted average floor price of approximately $53 per barrel and a weighted average ceiling price of approximately $66 per barrel.

Closing Thoughts

“Each of the above priorities and highlights demonstrate Matador’s various successful strategies based on operational excellence and profitable growth at a measured pace. Our ability to emerge stronger through volatile commodity cycles underscores the quality of our assets, the strength of our business relationships and the confidence the team has in the long-term outlook of our business and areas of interest. This outlook is further evidenced by management’s and the staff’s continued stock purchases as well as the participation by over 95% of all of our employees—field and office—in the Company’s Employee Stock Purchase Plan (ESPP). We look forward to discussing these results and answering your questions either on our conference call or in-person.”

Operational and Financial Update

Record Fourth Quarter 2025 Oil, Natural Gas and Total Oil Equivalent Production

Matador’s average oil and natural gas production was 211,290 BOE per day in the fourth quarter of 2025, which was the highest in Matador’s history and 2% better than the midpoint of Matador’s expected fourth quarter production guidance of 206,500 BOE per day. The primary drivers behind this outperformance were increased production from new wells turned to sales in Matador’s Arrowhead and Ranger asset areas. Matador achieved these record results despite shutting in ~4,000 BOE per day in the fourth quarter of 2025 due to weak natural gas pricing at the Waha hub. Most of these shut-in volumes were forecasted as part of the Company’s fourth quarter 2025 production guidance.

Production	Q4 2025 Average Daily Volume	Q4 2025 Guidance Range(1)	Difference(2)	Sequential	YoY
Total, BOE per day	211,290	205,000 to 208,000	+2% Better than Guidance	+1%	+5%
Oil, Bbl per day	121,363	119,000 to 121,000	+1% Better than Guidance	+2%	+2%
Natural Gas, MMcf per day	539.6	516.0 to 522.0	+4% Better than Guidance	<+1%	+9%

(1) Production range previously projected, as provided on October 21, 2025.
(2) As compared to midpoint of guidance provided on October 21, 2025.

Fourth Quarter 2025 Operating Expenses

For the fourth quarter of 2025, lease operating expenses (LOE), production taxes, transportation and processing expenses (PTTP), depletion, depreciation and amortization expense (DD&A) and general and administrative expenses (G&A) were all better than expected. Midstream operating expenses for 2025 were at the midpoint of the full-year 2025 guidance range. In total, operating expenses per BOE were 8% better than expected for the fourth quarter of 2025 and 4% better than the fourth quarter of 2024, as Matador continues to focus on efficiency and improved operating margins.

To better segregate costs between controllable costs and taxes, Matador reclassified taxes other than those related to income tax into one line for all periods presented in the income statement and will report under this new presentation going forward. This reclassification includes certain taxes previously included in lease operating and midstream operating expenses, as well as production taxes that were previously included with transportation and processing expenses.

Fourth Quarter and Full Year 2025 Capital Expenditures

For the fourth quarter of 2025, operations exceeded expectations. Matador’s capital expenditures (CapEx) for drilling, completing and equipping wells (D/C/E) were $356.1 million and midstream CapEx were $22.6 million. Matador turned to sales 30.4 net operated wells during the fourth quarter of 2025; almost three more wells than the 27.5 net operated wells expected, as they were pulled forward from the first quarter of 2026. Full-year 2025 D/C/E CapEx of $1.53 billion was within Matador’s expected range while still delivering 129.4 net wells, an increase of 8.1 net wells turned to sales as compared to initial full-year guidance provided in February 2025 while growing production 21% year-over-year.

Midstream Update

San Mateo’s operations in the fourth quarter of 2025 were highlighted by record operating and financial results. San Mateo distributed $35.7 million to Matador during the fourth quarter of 2025 to bring total distributions from San Mateo to Matador of $136.7 million for full-year 2025. The table below sets forth San Mateo’s throughput volumes, as compared to the third quarter of 2025 and the fourth quarter of 2024.

	Sequential (Q4 2025 vs. Q3 2025)			YoY (Q4 2025 vs. Q4 2024)
San Mateo Throughput Volumes	Q4 2025	Q3 2025	Change	Q4 2025	Q4 2024	Change

Natural gas gathering, MMcf per day	559	530	+5%	559	454	+23%
Natural gas processing, MMcf per day	530	533	-1%	530	434	+22%
Oil gathering and transportation, Bbl per day	54,100	58,400	-7%	54,100	63,000	-14%
Produced water handling, Bbl per day	422,600	413,700	+2%	422,600	470,100	-10%

San Mateo’s natural gas gathering volumes in the fourth quarter of 2025 were an all-time quarterly high despite Matador shutting in wells from time to time due to weak natural gas pricing at the Waha hub. The sequential and year-over-year decline in oil gathering and transportation volumes reflects more Matador activity outside of Eddy County, New Mexico and Loving County, Texas, where San Mateo’s oil assets are located. The year-over-year decline in produced water handling volumes reflects multiple large flowback projects in the fourth quarter of 2024.

Full Year 2026 Guidance Summary

Matador’s full-year 2026 guidance estimates are summarized in the table below, as compared to the actual results for 2025, which highlight a 3% increase in oil production, an 11% total D/C/E and midstream CapEx reduction and a similar amount of net lateral footage turned to sales of ~1.25 million net lateral feet.

Guidance Metric	Actual 2025 Results	2026 Guidance Range	% YoY Change(1)
Oil Production	119,723 Bbl/d	122,000 to 124,000 Bbl/d	+3%
Natural Gas Production	524.1 MMcf/d	525.0 to 545.0 MMcf/d	+2%
Oil Equivalent Production	207,070 BOE/d	209,500 to 215,000 BOE/d	+3%
Total operating expenses per BOE(2)	$30.41	$30.00 to $31.00	FLAT
Current income taxes (% of pretax income)	0.7%	0% to 0.5%	(64)%
D/C/E CapEx	$1.53 billion	$1.35 to $1.44 billion	(9)%
Midstream CapEx(3)	$167.9 million	$100 to $110 million	(37)%
Total D/C/E and Midstream CapEx	$1.69 billion	$1.45 to $1.55 billion	(11)%
(1) Represents percentage change from 2025 actual results to the midpoint of 2026 guidance range.
(2) Includes non-cash operating expenses in 2025 of $15.82 per BOE for DD&A and $0.24 per BOE for non-cash G&A expenses, respectively, and estimated non-cash operating expenses in 2026 of $15.50 to $15.80 per BOE for DD&A and $0.20 to $0.30 per BOE for non-cash G&A expenses, respectively.
(3) Includes Matador’s share of estimated CapEx for San Mateo and other wholly-owned midstream projects.

Oil, Natural Gas and Oil Equivalent Production Growth and Anticipated Cadence

Matador expects full-year 2026 production of 122,000 to 124,000 barrels of oil per day and 525 to 545 million cubic feet of natural gas per day, resulting in 209,500 to 215,000 BOE per day. This expectation is in-line with daily oil growth estimates provided in October 2025 of 3% improvement to full-year 2025 actual production, despite the impacts of the January winter weather discussed below.

	Q4 2025 and Q1 2026 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q4 2025	211,290	121,363	539.6	57%
Q1 2026E	201,000 to 205,000	115,500 to 117,500	515.0 to 525.0	57%

Production in the first quarter is expected to be the lowest quarter for 2026 with a significant increase expected beginning in the second quarter and then further steady increases in volumes throughout the remainder of 2026. Forecasted volumes were previously expected to be consistent from the fourth quarter of 2025 to the first quarter of 2026 due to the timing of wells being turned to sales as a result of larger batch developments of longer-lateral wells. Matador expects to turn to sales ~39 gross (34 net) operated wells during the first quarter of 2026, of which only 11 net operated wells were turned to sales by mid-February. The remaining 23 net operated wells are expected to be turned to sales in March 2026, which will contribute fully to production beginning in the second quarter of 2026. The first quarter production forecast was revised lower due to:

•actual weather-related shut-in volumes during the January winter storm Fern of ~4,000 BOE per day (60% oil),
•expected elective shut-in of volumes due to weak Waha pricing of ~3,000 BOE per day (20% oil), and
•expected scheduled maintenance on a third-party treatment plant of ~2,000 BOE per day (60% oil).

D&C Costs Per Completed Lateral Foot and Operating Efficiency Improvements in 2026

Matador anticipates 2026 drilling and completion costs to be $785 to $805 per lateral foot, a 6% reduction compared to 2025. This reduction is driven by improvements in daily drilling and completion footage, which are expected to reduce average well cycle times by ~13%. These, and other facility and equipping efficiencies, contribute to the estimated $130 million D/C/E CapEx reduction in 2026 from $1.53 billion in 2025 to $1.40 billion in 2026.

Additional efficiencies will be driven in 2026 by large-scale batch developments similar to the 17-well John Callahan development brought online in third quarter 2025, as previously reported in Matador’s January 2026 press release. We expect these batch development projects to account for ~50% of our net lateral footage turned to sales, an increase from 40% from 2025. For example, we expect a batch of 13 wells, including Matador’s first 3.4-mile lateral wells, to be drilled on our Eastern Antelope Ridge acreage, acquired from Ameredev, and turned-to-sales in the first half of 2026. These wells will contribute to our ~10% expected increase in 2026 average lateral length as compared to 2025.

In addition to our anticipated 2026 operating efficiencies, Matador remains focused on inventory accretion, reserve replacement, artificial intelligence integration and improved production recoveries. These initiatives and efficiency improvements are central to our strategically balanced 2026 operating plan, which advances development across our diversified Delaware Basin portfolio and includes exploratory and extension tests such as in the Woodford shale. Matador has also conducted preliminary testing of enhanced completion surfactants in 2025. In light of these encouraging test results, Matador plans to expand the program in 2026 and 2027, with initial funding included in the 2026 capital budget. Early production results from 2025 tests showed improved recoveries in certain formations compared to the 150-day cumulative production on control wells.

Midstream Capital Expenditures

Matador estimates total 2026 midstream CapEx of $100 to $110 million. This estimate includes (i) $50 to $60 million for Matador’s 51% share of San Mateo’s 2026 estimated CapEx of $100 to $115 million and (ii) $50 to $60 million for other wholly-owned midstream projects, including infrastructure and facility expansions and upgrades associated with three-stream gathering systems in the Eastern Antelope Ridge acreage. San Mateo’s 2026 CapEx primarily includes capital required for the pipelines and related infrastructure to connect San Mateo’s three-stream pipeline system to Matador and third-party customers in Lea and Eddy Counties, New Mexico.

First Quarter 2026 Estimated Capital Expenditures and Anticipated Cadence

Matador expects D/C/E and midstream CapEx will be front-loaded in the first half of 2026 with 55 to 60% of the full-year 2026 guidance of $1.5 billion, including ~$425 million of total CapEx in the first quarter of 2026, due to an increased number of large-batch and longer-lateral completions noted above.

Shareholder Returns

During 2025, Matador returned a total of $218.9 million to shareholders through a combination of $163.1 million in fixed dividends and $55.8 million of share repurchases under its $400 million share repurchase program. At current commodity prices, Matador expects to generate significant cash flow in 2026 and be able to pay and potentially increase the dividend, allowing it to continue returning a similar amount of cash to shareholders in 2026 as in 2025.

Conference Call Information

The Company will host a live conference call on Wednesday, February 25, 2026, at 10:00 a.m. Central Time to discuss its fourth quarter and full year 2025 financial and operational results, as well as its 2026 operating plan and market guidance. To access the live conference call by phone, you can use the following link https://register-conf.media-server.com/register/BI629e65534ba04bebb8e090f7afe16bb7 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, the amount and timing of share repurchases, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions, Matador’s hedging program and its expected benefits, the operational benefits of San Mateo’s midstream system, potential strategic transactions for San Mateo, including the potential combination of Matador’s wholly-owned midstream assets with San Mateo, and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from Matador’s acquisitions or dispositions making it more difficult to maintain business and operational relationships; significant transaction costs associated with Matador’s acquisitions or dispositions; the risk of litigation and/or regulatory actions related to Matador’s acquisitions or dispositions, as well as the following risks related to financial and operational performance: general economic conditions, including the effects of inflation and interest rates; tariffs and trade tensions; Matador’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of Matador’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids or the construction, expansion or operation of Matador’s midstream assets; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on Matador’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of, and the availability of any potential distributions from, our joint ventures; weather conditions, environmental conditions and natural disasters; evolving cybersecurity risks; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2025	2025	2024
Net Production Volumes:(1)
Oil (MBbl)	11,165	10,999	10,896
Natural gas (Bcf)	49.6	49.5	45.6
Total oil equivalent (MBOE)	19,439	19,245	18,503
Average Daily Production Volumes:(1)
Oil (Bbl/d)	121,363	119,556	118,440
Natural gas (MMcf/d)	539.6	537.8	496.1
Total oil equivalent (BOE/d)	211,290	209,184	201,116
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$58.89	$64.91	$70.66
Oil, with realized derivatives (per Bbl)	$58.89	$64.91	$70.66
Natural gas, without realized derivatives (per Mcf)	$0.91	$1.95	$2.72
Natural gas, with realized derivatives (per Mcf)	$1.08	$2.03	$2.81
Revenues (millions):
Oil and natural gas revenues	$702.8	$810.2	$893.9
Third-party midstream services revenues	$45.4	$43.8	$37.7
Realized gain on derivatives	$8.1	$3.9	$4.2
Operating Expenses (per BOE):
Lease operating	$5.25	$5.41	$5.13
Transportation and processing	$0.59	$0.98	$0.91
Midstream operating	$3.22	$2.56	$2.70
Depletion, depreciation and amortization	$15.72	$15.87	$15.85
Taxes other than income	$3.18	$3.58	$4.08
General and administrative(2)	$1.77	$1.91	$2.22
Total(3)	$29.73	$30.31	$30.89
Other (millions):
Net sales of purchased natural gas(4)	$36.0	$13.4	$9.9

Net income (millions)(5)	$192.5	$176.4	$214.5
Earnings per common share (diluted)(5)	$1.55	$1.42	$1.71
Adjusted net income (millions)(5)(6)	$108.1	$169.3	$229.9
Adjusted earnings per common share (diluted)(5)(7)	$0.87	$1.36	$1.83
Adjusted EBITDA (millions)(5)(8)	$489.6	$566.5	$640.9
Net cash provided by operating activities (millions)(9)	$474.4	$721.7	$575.0
Adjusted free cash flow (millions)(5)(10)	$69.0	$93.4	$415.5

San Mateo net income (millions)(11)	$46.9	$49.5	$47.8
San Mateo Adjusted EBITDA (millions)(8)(11)	$74.1	$74.1	$68.5
San Mateo net cash provided by operating activities (millions)(11)	$43.9	$99.4	$40.5
San Mateo adjusted free cash flow (millions)(9)(10)(11)	$38.8	$3.3	$37.2

D/C/E capital expenditures (millions)	$356.1	$429.9	$325.5
Midstream capital expenditures (millions)(12)	$22.6	$42.8	$65.2

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.

(2) Includes approximately $0.19, $0.32 and $0.26 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2025, the third quarter of 2025 and the fourth quarter of 2024, respectively.
(3) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(4) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids (NGL) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $61.3 million, $61.0 million and $46.7 million less expenses of $25.4 million, $47.7 million and $36.8 million in the fourth quarter of 2025, the third quarter of 2025 and the fourth quarter of 2024, respectively.
(5) Attributable to Matador Resources Company shareholders.
(6) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(7) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(8) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(9) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(10) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(12) Includes Matador’s share of estimated CapEx for San Mateo and other wholly-owned midstream projects. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo.

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2025	2024
ASSETS
Current assets
Cash	$15,314	$23,033
Restricted cash	64,163	71,709
Accounts receivable
Oil and natural gas revenues	286,158	331,590
Joint interest billings	140,043	260,555
Other	103,628	62,584
Derivative instruments	34,052	15,968
Lease and well equipment inventory	43,842	38,469
Prepaid expenses and other current assets	129,368	123,437
Total current assets	816,568	927,345
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	14,286,726	12,534,290
Unproved and unevaluated	1,823,456	1,702,203
Midstream properties	1,963,059	1,683,334
Other property and equipment	53,199	47,532
Less accumulated depletion, depreciation and amortization	(7,395,142)	(6,203,263)
Net property and equipment	10,731,298	9,764,096
Other assets
Other long-term assets	162,703	158,668
Total assets	$11,710,569	$10,850,109
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$540,620	$619,167
Royalties payable	351,062	227,865
Advances from joint interest owners	64,169	83,338
Other current liabilities	75,658	64,987
Total current liabilities	1,031,509	995,357
Long-term liabilities
Borrowings under Credit Agreement	398,000	595,500
Borrowings under San Mateo Credit Facility	883,000	615,000
Senior unsecured notes payable	2,121,102	2,114,908
Asset retirement obligations	144,063	114,237
Deferred income taxes	1,015,931	847,666
Other long-term liabilities	120,312	110,009
Total long-term liabilities	4,682,408	4,397,320
Commitments and contingencies (Note 14)
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 124,409,739 and 125,101,268 shares issued; and 124,262,322 and 125,048,396 shares outstanding, respectively	1,244	1,251
Additional paid-in capital	2,509,118	2,533,247
Retained earnings	3,153,112	2,556,987
Treasury stock, at cost, 147,417 and 52,872 shares, respectively	(5,333)	(2,336)
Total Matador Resources Company shareholders’ equity	5,658,141	5,089,149
Non-controlling interest in subsidiaries	338,511	368,283
Total shareholders’ equity	5,996,652	5,457,432
Total liabilities and shareholders’ equity	$11,710,569	$10,850,109

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues
Oil and natural gas revenues	$702,817	$893,860	$3,238,750	$3,143,834
Third-party midstream services revenues	45,394	37,703	164,733	141,027
Sales of purchased natural gas	61,335	46,720	253,031	194,097
Realized gain on derivatives	8,072	4,151	21,679	12,724
Unrealized gain (loss) on derivatives	30,374	(12,065)	18,084	13,299
Total revenues	847,992	970,369	3,696,277	3,504,981
Expenses
Lease operating	101,988	94,961	415,810	325,145
Transportation and processing	11,461	16,885	66,787	58,593
Midstream operating	62,545	49,913	208,142	167,400
Purchased natural gas	25,359	36,821	163,094	142,715
Depletion, depreciation and amortization	305,511	293,234	1,195,358	974,300
Taxes other than income	61,816	75,617	275,629	268,649
Accretion of asset retirement obligations	2,204	1,768	7,846	6,027
General and administrative	34,360	41,101	137,069	127,454
Total expenses	605,244	610,300	2,469,735	2,070,283
Operating income	242,748	360,069	1,226,542	1,434,698
Other income (expense)
Net loss on asset sales and impairment	—	—	(589)	—
Interest expense	(55,045)	(59,970)	(208,520)	(171,687)
Other income	2,000	129	16,011	696
Total other expense	(53,045)	(59,841)	(193,098)	(170,991)
Income before income taxes	189,703	300,228	1,033,444	1,263,707
Income tax provision (benefit)
Current	353	779	7,088	27,059
Deferred	(26,189)	61,500	165,587	265,305
Total income tax (benefit) provision	(25,836)	62,279	172,675	292,364
Net income	215,539	237,949	860,769	971,343
Net income attributable to non-controlling interest in subsidiaries	(22,992)	(23,416)	(101,548)	(86,021)
Net income attributable to Matador Resources Company shareholders	$192,547	$214,533	$759,221	$885,322
Earnings per common share
Basic	$1.55	$1.72	$6.10	$7.16
Diluted	$1.55	$1.71	$6.09	$7.14
Weighted average common shares outstanding
Basic	124,280	124,953	124,556	123,568
Diluted	124,280	125,430	124,586	124,076

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating activities
Net income	$215,539	$237,949	$860,769	$971,343
Adjustments to reconcile net income to net cash provided by operating activities
Depletion, depreciation and amortization	305,511	293,234	1,195,358	974,300
Deferred income tax (benefit) provision	(26,189)	61,500	165,587	265,305
Stock-based compensation expense	3,686	4,891	18,327	14,982
Unrealized (gain) loss on derivatives	(30,374)	12,065	(18,084)	(13,299)
Amortization of debt issuance cost and other debt related costs	3,735	4,247	14,764	16,533
Accretion of asset retirement obligations	2,204	1,768	7,846	6,027
Other non-cash changes	1,275	(359)	4,259	(1,386)
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other current assets	99,925	(62,155)	114,285	(138,137)
Lease and well equipment inventory	(3,010)	(2,347)	(35,313)	(10,934)
Other long-term assets	1,514	977	(10)	4,052
Accounts payable, accrued liabilities and other current liabilities	(51,638)	(10,236)	(8,930)	33,748
Royalties payable	8,160	3,311	123,196	56,193
Advances from joint interest owners	(55,313)	28,279	(19,170)	63,384
Other long-term liabilities	(576)	1,835	2,131	4,774
Net cash provided by operating activities	474,449	574,959	2,425,015	2,246,885
Investing activities
Drilling, completion and equipping capital expenditures	(449,243)	(317,400)	(1,542,253)	(1,222,831)
Acquisition of oil and natural gas properties	(77,295)	(132,616)	(339,126)	(454,443)
Midstream capital expenditures	(60,310)	(64,692)	(297,746)	(283,881)
Expenditures for other property and equipment	(1,199)	(1,734)	(4,246)	(5,691)
Proceeds from sale of assets and other	—	11,470	22,426	12,370
Proceeds from sale of equity method investment	—	113,576	3,263	113,576
Acquisition of Ameredev	—	—	—	(1,831,214)
Net cash used in investing activities	(588,047)	(391,396)	(2,157,682)	(3,672,114)
Financing activities
Repayments of borrowings under Credit Agreement	(527,000)	(889,500)	(2,367,500)	(3,969,500)
Borrowings under Credit Agreement	640,000	530,000	2,170,000	4,065,000
Repayments of borrowings under San Mateo Credit Facility	(80,000)	(540,000)	(345,000)	(733,000)
Borrowings under San Mateo Credit Facility	148,000	629,000	613,000	826,000
Cost to enter into or amend credit facilities	(1,876)	(7,500)	(2,406)	(33,436)
Dividends paid	(46,284)	(31,278)	(163,096)	(104,876)
Repurchases of common stock	(5,143)	—	(55,849)	—
Contributions related to formation of San Mateo	3,800	1,300	13,000	23,800
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(34,300)	(24,500)	(131,320)	(97,461)
Taxes paid related to net share settlement of stock-based compensation	(138)	(2,437)	(11,960)	(16,956)
Proceeds from issuance of senior unsecured notes	—	—	—	1,650,000
Issuance costs of senior unsecured notes	—	(2,084)	—	(28,157)
Purchase of senior unsecured notes	—	—	—	(699,191)
Proceeds from issuance of common stock	—	—	—	344,663
Contribution related to Pronto Transaction	—	171,500	—	171,500
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	—	—	19,110
Other	(371)	(345)	(1,467)	(3,823)
Net cash provided by (used in) financing activities	96,688	(165,844)	(282,598)	1,413,673
(Decrease) increase in cash and restricted cash	(16,910)	17,719	(15,265)	(11,556)
Cash and restricted cash at beginning of period	96,387	77,023	94,742	106,298
Cash and restricted cash at end of period	$79,477	$94,742	$79,477	$94,742

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$192,547	$176,364	$214,533	$759,221	$885,322
Net income attributable to non-controlling interest in subsidiaries	22,992	24,260	23,416	101,548	86,021
Net income	215,539	200,624	237,949	860,769	971,343
Interest expense	55,045	50,641	59,970	208,520	171,687
Total income tax (benefit) provision	(25,836)	59,128	62,279	172,675	292,364
Depletion, depreciation and amortization	305,511	305,354	293,234	1,195,358	974,300
Accretion of asset retirement obligations	2,204	2,148	1,768	7,846	6,027
Unrealized (gain) loss on derivatives	(30,374)	(19,952)	12,065	(18,084)	(13,299)
Non-cash stock-based compensation expense	3,686	6,181	4,891	18,327	14,982
Net loss on asset sales and impairment	—	589	—	589	—
Non-recurring expense (income)	114	(1,866)	2,244	(7,338)	5,420
Consolidated Adjusted EBITDA	525,889	602,847	674,400	2,438,662	2,422,824
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(36,321)	(36,332)	(33,550)	(144,111)	(124,047)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$489,568	$566,515	$640,850	$2,294,551	$2,298,777

	Three Months Ended			Year Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$474,449	$721,660	$574,959	$2,425,015	$2,246,885
Net change in operating assets and liabilities	938	(123,282)	40,336	(176,189)	(13,080)
Interest expense, net of non-cash portion	51,310	46,948	55,723	193,756	155,154
Current income tax provision (benefit)	353	(39,335)	779	7,088	27,059
Net loss on asset sales and impairment	—	589	—	589	—
Other non-cash and non-recurring (income) expense	(1,161)	(3,733)	2,603	(11,597)	6,806
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(36,321)	(36,332)	(33,550)	(144,111)	(124,047)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$489,568	$566,515	$640,850	$2,294,551	$2,298,777

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$46,924	$49,509	$47,786	$207,242	$175,557
Depletion, depreciation and amortization	15,570	13,213	9,746	50,751	37,667
Interest expense	12,172	10,933	9,870	37,890	37,368
Accretion of asset retirement obligations	134	119	108	484	405
Net loss on impairment	—	372	—	372	—
Non-recurring (income) expense	(675)	—	960	(2,635)	2,160
Adjusted EBITDA	$74,125	$74,146	$68,470	$294,104	$253,157

	Three Months Ended			Year Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$43,885	$99,417	$40,477	$248,193	$193,030
Net change in operating assets and liabilities	17,867	(36,090)	17,561	10,821	21,825
Interest expense, net of non-cash portion	11,643	10,447	9,472	35,948	36,142
Other non-cash and non-recurring expense (income)	730	372	960	(858)	2,160
Adjusted EBITDA	$74,125	$74,146	$68,470	$294,104	$253,157

Adjusted EBITDA – Combined Midstream (100%)

	Year Ended
(In thousands)	December 31, 2025	December 31, 2024
Matador Midstream(1)
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$32,170	$27,572
Depletion, depreciation and amortization	5,585	5,451
Accretion of asset retirement obligations	21	20
Adjusted EBITDA attributable to Matador Midstream(1)	$37,776	$33,043

Adjusted EBITDA attributable to San Mateo	$294,104	$253,157

Adjusted EBITDA - Combined Midstream	$331,880	$286,200

(1)Represents activity associated with Matador’s wholly-owned midstream assets.

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$192,547	$176,364	$214,533	$759,221
Total income tax (benefit) provision	(25,836)	59,128	62,279	172,675
Income attributable to Matador Resources shareholders before taxes	166,711	235,492	276,812	931,896
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(30,374)	(19,952)	12,065	(18,084)
Net loss on asset sales and impairment	—	589	—	589
Non-recurring expense (income)	445	(1,866)	2,099	(6,047)
Adjusted income attributable to Matador Resources Company shareholders before taxes	136,782	214,263	290,976	908,354
Income tax expense(1)	28,724	44,995	61,105	190,754
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$108,058	$169,268	$229,871	$717,600

Weighted average shares outstanding - basic	124,280	124,396	124,953	124,556
Dilutive effect of options and restricted stock units	—	14	477	30
Weighted average common shares outstanding - diluted	124,280	124,410	125,430	124,586
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.87	$1.36	$1.84	$5.76
Diluted	$0.87	$1.36	$1.83	$5.76

(1)Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such adjusted free cash flow numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including the timing of receipts and payments of cash. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted Free Cash Flow – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$474,449	$721,660	$574,959	$2,425,015	$2,246,885
Net change in operating assets and liabilities	938	(123,282)	40,336	(176,189)	(13,080)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(30,258)	(31,030)	(28,439)	(126,916)	(105,279)
Proceeds from contribution of Pronto to San Mateo	—	—	219,760	—	219,760
Performance incentives received from Five Point	3,800	—	1,300	13,000	23,800
Total discretionary cash flow	448,929	567,348	807,916	2,134,910	2,372,086

Drilling, completion and equipping capital expenditures	449,243	347,534	317,400	1,542,253	1,222,831
Midstream capital expenditures	60,310	77,592	64,692	297,746	283,881
Expenditures for other property and equipment	1,199	1,291	1,734	4,246	5,691
Net change in capital accruals	(119,578)	76,938	18,788	(29,588)	81,902
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(11,223)	(29,407)	(10,227)	(116,703)	(29,475)
Total accrual-based capital expenditures(3)	379,951	473,948	392,387	1,697,954	1,564,830
Adjusted free cash flow	$68,978	$93,400	$415,529	$436,956	$807,256

Quarterly distributions from San Mateo to Matador	$35,700	$36,210	$25,500	$136,680	$101,439

(1)Represents Five Point’s 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo CapEx, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo CapEx plus 100% of other midstream CapEx not associated with San Mateo. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025
Net cash provided by San Mateo operating activities	$43,885	$99,417	$40,477	$248,193
Net change in San Mateo operating assets and liabilities	17,867	(36,090)	17,561	10,821
Total San Mateo discretionary cash flow	61,752	63,327	58,038	259,014

San Mateo capital expenditures	48,274	65,957	8,649	252,437
Net change in San Mateo capital accruals	(25,369)	(5,943)	12,223	(14,266)
San Mateo accrual-based capital expenditures	22,905	60,014	20,872	238,171
San Mateo adjusted free cash flow	$38,847	$3,313	$37,166	$20,843

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2025 and 2024. The proved reserves estimates presented for each period in the table below were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These proved reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

	At December 31,		% YoY Change
	2025	2024
Estimated proved reserves:(1)
Estimated proved developed reserves (MBOE)	407,987	366,797	+11%
Estimated proved undeveloped reserves (MBOE)	259,060	244,740	+6%
Total (MBOE)	667,047	611,536	+9%
Percent developed	61.2%	60.0%

Change in proved reserves from prior year (MBOE)	55,511	151,466
Production (MBOE)	75,575	62,495
Reserves replacement ratio	173%	342%

Future development costs (in thousands)	$2,683,388	$2,705,340
Less: future development costs on proved developed reserves (in thousands)	(4,403)	(17,391)
Future finding and development costs (in thousands)	$2,678,985	$2,687,949

Future finding and development costs per BOE	$10.34	$10.98	(6)%

Standardized Measure (in millions)(2)	$6,986.6	$7,376.6	(5)%
Discounted future income taxes	1,251.2	$1,857.2
PV-10 (in millions)(3)	$8,237.8	$9,233.8	(11)%

Commodity prices:(1)
Oil (per Bbl)	$61.82	$71.96	(14)%
Natural Gas (per MMBtu)	$3.39	$2.13	+59%

(1) Determined using index prices for oil and natural gas, without giving effect to derivative transactions, and held constant throughout the life of the properties. The unweighted arithmetic averages of first-day-of-the-month prices for the period from January through December 2025 were $61.82 per Bbl for oil and $3.39 per MMBtu for natural gas and for the period from January through December 2024 were $71.96 per Bbl for oil and $2.13 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the NGLs associated with the natural gas is included in the estimated wellhead price on those properties where NGLs are extracted and sold.
(2) Standardized Measure represents the present value of estimated future net cash flows from proved reserves, less estimated future development, production, plugging and abandonment and income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized Measure is not an estimate of the fair market value of Matador’s properties.
(3) PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future income. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.